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BEST BUY CO., INC.
First Amended and Restated
Deferred Compensation Plan
MASTER PLAN DOCUMENT
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                             EFFECTIVE APRIL 1, 1998

                 AMENDED AND RESTATED EFFECTIVE OCTOBER 1, 1998












                               COPYRIGHT -C- 1998
                      BY COMPENSATION RESOURCE GROUP, INC.
                               ALL RIGHTS RESERVED


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                                TABLE OF CONTENTS

ARTICLE 1    Definitions......................................................................................1

ARTICLE 2    Selection, Enrollment, Eligibility...............................................................9
    2.1      Selection by Committee...........................................................................9
    2.2      Enrollment Requirements..........................................................................9
    2.3      Eligibility; Commencement of Participation.......................................................9
    2.4      Termination of Participation and/or Deferrals....................................................9

ARTICLE 3    Deferral Commitments/Company Matching/Crediting/Taxes...........................................10
    3.1      Minimum Deferrals...............................................................................10
    3.2      Maximum Deferral................................................................................10
    3.3      Election to Defer; Effect of Election Form......................................................11
    3.4      Withholding of Annual Deferral Amounts..........................................................12
    3.5      Company Contribution Amount.....................................................................12
    3.6      Company Matching Amount.........................................................................12
    3.7      Stock Option Amount.............................................................................13
    3.8      Investment of Trust Assets......................................................................13
    3.9      Sources of Stock................................................................................13
    3.10     Vesting.........................................................................................13
    3.11     Crediting/Debiting of Account Balances..........................................................14
    3.12     FICA and Other Taxes............................................................................17
    3.13     Distributions...................................................................................18

ARTICLE 4    In-Service Distribution; Unforeseeable Financial Emergencies;...................................18
    4.1      In-Service Distribution.........................................................................18
    4.2      Other Benefits Take Precedence Over In-Service Distribution.....................................19
    4.3      Withdrawal Payout/Suspensions for Unforeseeable Financial Emergencies...........................19

ARTICLE 5    Retirement Benefit..............................................................................19
    5.1      Retirement Benefit..............................................................................19
    5.2      Payment of Retirement Benefit...................................................................19
    5.3      Death Prior to Completion of Retirement Benefit.................................................20

ARTICLE 6    Pre-Retirement Survivor Benefit.................................................................20
    6.1      Pre-Retirement Survivor Benefit.................................................................20
    6.2      Payment of Pre-Retirement Survivor Benefit......................................................20

ARTICLE 7    Termination Benefit.............................................................................21
    7.1      Termination Benefit.............................................................................21
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
    7.2      Payment of Termination Benefit..................................................................21

ARTICLE 8    Disability Waiver and Benefit...................................................................21
    8.1      Disability Waiver...............................................................................21
    8.2      Continued Eligibility; Disability Benefit.......................................................22

ARTICLE 9    Beneficiary Designation.........................................................................22
    9.1      Beneficiary.....................................................................................22
    9.2      Beneficiary Designation; Change; Spousal Consent................................................22
    9.3      Acknowledgment..................................................................................23
    9.4      No Beneficiary Designation......................................................................23
    9.5      Doubt as to Beneficiary.........................................................................23
    9.6      Discharge of Obligations........................................................................23

ARTICLE 10  Leave of Absence................................................................................23
   10.1     Paid Leave of Absence...........................................................................23
   10.2     Unpaid Leave of Absence.........................................................................23

ARTICLE 11  Termination, Amendment or Modification..........................................................24
   11.1     Termination.....................................................................................24
   11.2     Amendment.......................................................................................24
   11.3     Plan Agreement..................................................................................25
   11.4     Effect of Payment...............................................................................25

ARTICLE 12  Administration..................................................................................25
   12.1     Committee Duties................................................................................25
   12.2     Administration Upon Change In Control...........................................................25
   12.3     Agents..........................................................................................26
   12.4     Binding Effect of Decisions.....................................................................26
   12.5     Indemnity of Committee..........................................................................26
   12.6     Employer Information............................................................................26

ARTICLE 13  Other Benefits and Agreements...................................................................27
   13.1     Coordination with Other Benefits................................................................27

ARTICLE 14  Claims Procedures...............................................................................27
   14.1     Presentation of Claim...........................................................................27
   14.2     Notification of Decision........................................................................27
   14.3     Review of a Denied Claim........................................................................28
   14.4     Decision on Review..............................................................................28
   14.5     Subsequent Action; Mandatory Arbitration........................................................28
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
ARTICLE 15  Trusts..........................................................................................29
   15.1     Establishment of the Trusts.....................................................................29
   15.2     Interrelationship of the Plan and the Trusts....................................................30
   15.3     Distributions From the Trusts...................................................................30
   15.4     Stock Transferred to the Trusts.................................................................30

ARTICLE 16  Miscellaneous...................................................................................30
   16.1     Status of Plan..................................................................................30
   16.2     Unsecured General Creditor......................................................................31
   16.3     Employer Liability..............................................................................31
   16.4     Nonassignability................................................................................31
   16.5     Not a Contract of Employment....................................................................31
   16.6     Furnishing Information..........................................................................31
   16.7     Terms...........................................................................................32
   16.8     Captions........................................................................................32
   16.9     Governing Law...................................................................................32
   16.10    Notice..........................................................................................32
   16.11    Successors......................................................................................32
   16.12    Spouse's Interest...............................................................................33
   16.13    Validity........................................................................................33
   16.14    Incompetent.....................................................................................33
   16.15    Court Order.....................................................................................33
   16.16    Distribution in the Event of Taxation...........................................................33
   16.17    Insurance.......................................................................................34
   16.18    Legal Fees To Enforce Rights After Change in Control............................................34


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                               BEST BUY CO., INC.
                           FIRST AMENDED AND RESTATED
                           DEFERRED COMPENSATION PLAN

                             Effective April 1, 1998
                 Amended and Restated Effective October 1, 1998

                                     PURPOSE

         The purpose of this Plan is to provide specified benefits to a select group of management and highly compensated Employees and Directors who contribute materially to the continued growth, development and future business success of Best Buy Co., Inc., a Minnesota corporation, and its subsidiaries. This Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA.

         The Plan was initially adopted effective as of April 1, 1998. The Plan was amended and restated effective October 1, 1998 to (i) eliminate the ability of a Participant to elect to defer Qualifying Gain from the exercise of an Eligible Stock Option, (ii) modify the vesting schedule applicable to a Participant's Company Matching Account to be consistent with the vesting schedule applicable to the Company Retirement Savings Plan, retroactive to April 1, 1998, (iii) increase the maximum percentage of Base Annual Salary which may be deferred effective as of January 1, 1999, and (iv) make other clarifying modifications.


                                    ARTICLE 1
                                   DEFINITIONS

         For purposes of this Plan, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:

1.1 "Account Balance" shall mean, with respect to a Participant, a credit on the records of the Company equal to the sum of (i) the Deferral Account balance, (ii) the vested Company Contribution Account balance,
         (iii) the vested Company Matching Account balance and (iv) the Stock Option Account balance. The Account Balance, and each other specified account balance, shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her designated Beneficiary, pursuant to this Plan.

1.2 "Annual Deferral Amount" shall mean that portion of a Participant's Base Annual Salary, Bonus and Directors Fees that a Participant elects to have, and is deferred, in accordance with Article 3, for any one Plan Year. In the event of a Participant's Retirement, Disability (if deferrals cease in accordance with Section 8.1), death or a Termination of Employment prior


                                     1

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         to the end of a Plan Year, such year's Annual Deferral Amount shall be the actual amount withheld prior to such event.

1.3 "Annual Stock Option Amount" shall mean, with respect to a Participant for any one Plan Year, the amount of Qualifying Gains deferred on Eligible Stock Option exercise in accordance with Section 3.7 of this Plan, calculated using the closing price of Stock as of the end of the business day of such Eligible Stock Option exercise.

1.4 "Base Annual Salary" shall mean the annual cash compensation relating to services performed during any calendar year, whether or not paid in such calendar year or included on the Federal Income Tax Form W-2 for such calendar year, excluding bonuses, commissions, overtime, fringe benefits, stock options, relocation expenses, incentive payments, non-monetary awards, directors fees and other fees, automobile and other allowances paid to a Participant for employment services rendered (whether or not such allowances are included in the Employee's gross income). Base Annual Salary shall be calculated before reduction for compensation voluntarily deferred or contributed by the Participant pursuant to all qualified or non-qualified plans of any Employer and shall be calculated to include amounts not otherwise included in the Participant's gross income under Code Sections 125, 402(e)(3), 402(h), or 403(b) pursuant to plans established by any Employer; provided, however, that all such amounts will be included in compensation only to the extent that, had there been no such plan, the amount would have been payable in cash to the Employee.

1.5 "Beneficiary" shall mean one or more persons, trusts, estates or other entities, designated in accordance with Article 9, that are entitled to receive benefits under this Plan upon the death of a Participant.

1.6 "Beneficiary Designation Form" shall mean the form established from time to time by the Committee that a Participant completes, signs and returns to the Committee to designate one or more Beneficiaries.

1.7      "Board" shall mean the board of directors of the Company.

1.8 "Bonus" shall mean any compensation, in addition to Base Annual Salary relating to services performed during any calendar year, whether or not paid in such calendar year or included on the Federal Income Tax Form W-2 for such calendar year, payable to a Participant as an Employee under any Employer's bonus and cash incentive plans, excluding stock options.

1.9 "Change in Control" shall mean the first to occur of any of the following events:

         (a) Any "person" (as that term is used in Section 13 and 14(d)(2) of the Securities Exchange Act of 1934 ("Exchange Act")) becomes the beneficial owner (as that term


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                  is used in Section 13(d) of the Exchange Act), directly or indirectly, of 50% or more of the Company's capital stock entitled to vote in the election of directors;

         (b) During any period of not more than two consecutive years, not including any period prior to the adoption of this Plan, individuals who at the beginning of such period constitute the board of directors of the Company, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (a), (c), (d) or
                  (e) of this Section 1.9) whose election by the board of directors or nomination for election by the Company's stockholders was approved by a vote of at least three-fourths (3/4ths) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

         (c) The shareholders of the Company approve any consolidation or merger of the Company, other than a consolidation or merger of the Company in which the holders of the common stock of the Company immediately prior to the consolidation or merger hold more than 50% of the common stock of the surviving corporation immediately after the consolidation or merger;

         (d) The shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; or

         (e) The shareholders of the Company approve the sale or transfer of all or substantially all of the assets of the Company to parties that are not within a "controlled group of corporations" (as defined in Code Section 1563) in which the Company is a member.

1.10     "Claimant" shall have the meaning set forth in Section 14.1.

1.11 "Code" shall mean the Internal Revenue Code of 1986, as it may be amended from time to time.

1.12     "Committee" shall mean the committee described in Article 12.

1.13 "Company" shall mean Best Buy Co., Inc., a Minnesota corporation, and any successor to all or substantially all of the Company's assets or business.

1.14 "Company Contribution Account" shall mean (i) the sum of the Participant's Company Contribution Amounts, plus or minus (ii) amounts credited or debited in accordance with all the applicable crediting and debiting provisions of this Plan that relate to the Participant's Company Contribution Account, less (iii) all distributions made to the Participant or his or her

                                    3
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         Beneficiary pursuant to this Plan that relate to the Participant's
         Company Contribution Account.

1.15 "Company Contribution Amount" shall mean, for any one Plan Year, the amount determined in accordance with Section 3.5.

1.16 "Company Matching Account" shall mean (i) the sum of all of a Participant's Company Matching Amounts, plus or minus (ii) amounts credited or debited in accordance with all the applicable crediting and debiting provisions of this Plan that relate to the Participant's Company Matching Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Participant's Company Matching Account.

1.17 "Company Matching Amount" for any one Plan Year shall be the amount determined in accordance with Section 3.6.

1.18 "Company Stock Fund" shall mean a measurement fund which tracks the performance of the Stock, including any dividends declared on the Stock.

1.19 "Company Stock Option Deferral Trust" shall mean one or more trusts established pursuant to that certain Best Buy Co., Inc. Stock Option Deferral Trust Agreement, dated as of April 1, 1998 between the Company and the trustee named therein, as amended from time to time.

1.20 "Deduction Limitation" shall mean the following described limitation on a benefit that may otherwise be distributable pursuant to the provisions of this Plan. Except as otherwise provided, this limitation shall be applied to all distributions that are "subject to the Deduction Limitation" under this Plan. If the Company determines in good faith prior to a Change in Control that there is a reasonable likelihood that any compensation paid to a Participant for a taxable year of the Employer would not be deductible by the Employer solely by reason of the limitation under Code Section 162(m), then to the extent deemed necessary by the Company to ensure that the entire amount of any distribution to the Participant pursuant to this Plan prior to the Change in Control is deductible, the Company may defer all or any portion of a distribution under this Plan. Any amounts deferred pursuant to this limitation shall continue to be credited/debited with additional amounts in accordance with Section 3.11 below, even if such amount is being paid out in installments. The amounts so deferred and amounts credited thereon shall be distributed to the Participant or his or her Beneficiary (in the event of the Participant's death) at the earliest possible date, as determined by the Company in good faith, on which the deductibility of compensation paid or payable to the Participant for the taxable year of the Employer during which the distribution is made will not be limited by Section 162(m), or if earlier, the effective date of a Change in Control. Notwithstanding anything to the contrary in this Plan, the Deduction Limitation shall not apply to any distributions made after a Change in Control.


                                   4

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1.21     "Deferral Account" shall mean (i) the sum of all of a Participant's
         Annual Deferral Amounts, plus or minus (ii) amounts credited or debited in accordance with all the applicable crediting and debiting provisions of this Plan that relate to the Participant's Deferral Account, less
         (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to his or her Deferral Account.

1.22 "Director" shall mean any member of the board of directors of any Employer.

1.23 "Directors Fees" shall mean the annual fees paid by any Employer, including retainer fees and meetings fees, as compensation for serving on the board of directors.

1.24 "Disability" shall mean a period of disability during which a Participant qualifies for permanent disability benefits under the Participant's Employer's long-term disability plan, or, if a Participant does not participate in such a plan, a period of disability during which the Participant would have qualified for permanent disability benefits under such a plan had the Participant been a participant in a plan, as determined in the sole discretion of the Committee. If the Participant's Employer does not sponsor such a plan, or discontinues to sponsor such a plan, Disability shall be determined by the Committee in its sole discretion.

1.25     "Disability Benefit" shall mean the benefit set forth in Article 8.

1.26 "Election Form" shall mean the form established from time to time by the Committee that a Participant completes, signs and returns to the Committee to make an election under the Plan.

1.27 "Eligible Stock Option" shall mean one or more non-qualified stock option(s) granted under a plan or arrangement of any Employer permitting a Participant under this Plan to defer gain with respect to such option.

1.28     "Employee" shall mean a person who is an employee of any Employer.

1.29 "Employer(s)" shall mean the Company and/or any of its subsidiaries (now in existence or hereafter formed or acquired) whose Employees and/or Directors have been selected by the Board to participate in the Plan.

1.30 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

1.31 "First Plan Year" shall mean the period beginning April 1, 1998 and ending December 31, 1998.


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1.32     "401(k) Plan" shall be that certain Best Buy Retirement Savings Plan, dated June 1, 1995 adopted by the Company, as it may be amended from time to time.

1.33     "In-Service Distribution" shall mean the payout set forth in
         Section 4.1.

1.34 "Master Trust" shall mean one or more trusts established pursuant to that certain Master Trust Agreement, dated as of April 1, 1998 between the Company and the trustee named therein, as amended from time to time.

1.35 "Participant" shall mean any Employee or Director (i) who is selected to participate in the Plan, (ii) who elects to participate in the Plan,
         (iii) who signs a Plan Agreement, an Election Form and a Beneficiary Designation Form, (iv) whose signed Plan Agreement, Election Form and Beneficiary Designation Form are accepted by the Committee, (v) who commences participation in the Plan, and (vi) whose Plan Agreement has not terminated. A spouse or former spouse of a Participant shall not be treated as a Participant in the Plan or have an Account Balance under the Plan, even if he or she has an interest in the Participant's benefits under the Plan as a result of applicable law or property settlements resulting from legal separation or divorce.

1.36 "Plan" shall mean the Company's Deferred Compensation Plan, which shall be evidenced by this instrument and by each Plan Agreement, as they may be amended from time to time.

1.37 "Plan Agreement" shall mean a written agreement, as may be amended from time to time, which is entered into by and among the Company, an Employer (if different from the Company) and a Participant. Each Plan Agreement executed by a Participant, the Participant's Employer and the Company shall provide for the entire benefit to which such Participant is entitled under the Plan; should there be more than one Plan Agreement, the Plan Agreement bearing the latest date of acceptance by the Company shall supersede all previous Plan Agreements in their entirety and shall govern such entitlement. The terms of any Plan Agreement may be different for any Participant, and any Plan Agreement may provide additional benefits not set forth in the Plan or limit the benefits otherwise provided under the Plan; provided, however, that any such additional benefits or benefit limitations must be agreed to by the Company, the Employer and the Participant.

1.38 "Plan Year" shall, except for the First Plan Year, mean a period beginning on January 1 of each calendar year and continuing through December 31 of such calendar year.

1.39     "Pre-Retirement Survivor Benefit" shall mean the benefit set forth in
         Article 6.

1.40 "Qualifying Gain" shall mean the value accrued upon exercise of an Eligible Stock Option (i) using a Stock-for-Stock payment method and
         (ii) having an aggregate fair market value in

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         excess of the total Stock purchase price necessary to exercise the option under the Plan. In other words, the Qualifying Gain upon exercise of an Eligible Stock Option equals the total market value of the shares (or share equivalent units) acquired minus the total stock purchase price. For example, assume a Participant elects to defer the Qualifying Gain accrued upon exercise of an Eligible Stock Option to purchase 2000 shares of Stock at an exercise price of $20 per share, when Stock has a current fair market value of $25 per share. Using the Stock- for-Stock payment method, the Participant would deliver or be deemed to deliver 1600 shares of Stock (worth $40,000), which the Participant has held for a minimum of six months, to exercise the Eligible Stock Option and receive or be deemed to receive, in return, 1600 shares of Stock plus a Qualifying Gain (in this case, in the form of an unfunded and unsecured promise to pay money or property in the future) equal to $10,000 (i.e., the current value of the remaining 400 shares of Stock).

1.41 "Quarterly Installment Method" shall be a quarterly installment payment over the number of quarters selected by the Participant in accordance with this Plan, calculated as follows: The Account Balance of the Participant shall be calculated as of the close of business on the last business day of the quarter. The quarterly installment shall be calculated by multiplying this balance by a fraction, the numerator of which is one, and the denominator of which is the remaining number of quarterly payments due the Participant. By way of example, if the Participant elects a 40 quarter Annual Installment Method, the first payment shall be 1/40th of the Account Balance, calculated as described in this definition. The following quarter, the payment shall be 1/39th of the Account Balance, calculated as described in this definition. Each quarterly installment shall be paid on or as soon as practicable after the last business day of the applicable quarter. Unless the Committee determines otherwise, quarterly installment payments shall be drawn on a pro-rata basis from each of the applicable Measurement Funds used to determine amounts to be credited or debited to the Participant's Account Balance pursuant to Section 3.11 below.

1.42 "Retirement", "Retire(s)" or "Retired" shall mean, with respect to an Employee, severance from employment from all Employers for any reason other than a leave of absence, death or Disability on or after the attainment of age sixty (60); and shall mean with respect to a Director who is not an Employee, severance of his or her directorships with all Employers on or after the attainment of age seventy (70). If a Participant is both an Employee and a Director, Retirement shall not occur until he or she Retires as both an Employee and a Director, which Retirement shall be deemed to be a Retirement as a Director; provided, however, that such a Participant may elect, at least five years prior to Retirement and in accordance with the policies and procedures established by the Committee, to Retire for purposes of this Plan at the time he or she Retires as an Employee, which Retirement shall be deemed to be a Retirement as an Employee.

1.43     "Retirement Benefit" shall mean the benefit set forth in Article 5.

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1.44     "Stock" shall mean Best Buy Co., Inc. common stock, $0.10 par value, or any other equity securities of the Company designated by the Committee.

1.45 "Stock Option Account" shall mean the sum of (i) the Participant's Annual Stock Option Amounts, plus or minus (ii) amounts credited or debited in accordance with all the applicable crediting and debiting provisions of this Plan that relate to the Participant's Stock Option Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Participant's Stock Option Account.

1.46 "Stock Option Amount" shall mean, for any Eligible Stock Option, the amount of Qualifying Gains deferred in accordance with Section 3.7 of this Plan, calculated using the closing price of Stock as of the end of the business day of exercise of such Eligible Stock Option.

1.47 "Subsidiary Stock Option Deferral Trust" shall mean one or more trusts established pursuant to that certain Best Buy Co., Inc. Stock Option Deferral Trust Agreement for Best Buy Stores, L.P. Employees, dated as of April 1, 1998, as amended from time to time, and any other trust established by a subsidiary of the Company to hold Stock Option Amounts of Employees and Directors of such subsidiary.

1.48     "Termination Benefit" shall mean the benefit set forth in Article 7.

1.49 "Termination of Employment" shall mean the severing of employment with all Employers, or service as a Director of all Employers, voluntarily or involuntarily, for any reason other than Retirement, Disability, death or an authorized leave of absence. If a Participant is both an Employee and a Director, a Termination of Employment shall occur only upon the termination of the last position held; provided, however, that such a Participant may elect, at least five years before cessation of employment with all Employers and in accordance with the policies and procedures established by the Committee, to be treated for purposes of this Plan as having experienced a Termination of Employment at the time he or she ceases employment with all Employers as an Employee.

1.50 "Trusts" shall mean the Master Trust, the Company Stock Option Deferral Trust, and the Subsidiary Stock Option Deferral Trust(s).

1.51 "Unforeseeable Financial Emergency" shall mean an unanticipated emergency that is caused by an event beyond the control of the Participant that would result in severe financial hardship to the Participant resulting from (i) a sudden and unexpected illness or accident of the Participant or a dependent of the Participant, (ii) a loss of the Participant's property due to casualty, or (iii) such other extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole discretion of the Committee.

1.52 "Years of Service" shall mean the total number of years in which a Participant has been employed by one or more Employers, as defined in
         Article IV of the 401(k) Plan.

                                    ARTICLE 2
                       SELECTION, ENROLLMENT, ELIGIBILITY

2.1 SELECTION BY COMMITTEE. Participation in the Plan shall be limited to a select group of management and highly compensated Employees and Directors of the Employers, as determined by the Committee in its sole discretion. From that group, the Committee shall select, in its sole discretion, Employees and Directors to participate in the Plan.

2.2 ENROLLMENT REQUIREMENTS. As a condition to participation, each selected Employee or Director shall complete, execute and return to the Committee a Plan Agreement, an Election Form and a Beneficiary Designation Form, all within 30 days after he or she is selected to participate in the Plan. In addition, the Committee shall establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary.

2.3 ELIGIBILITY; COMMENCEMENT OF PARTICIPATION. Provided an Employee or Director selected to participate in the Plan has met all enrollment requirements set forth in this Plan and required by the Committee, including returning all required documents to the Committee within the specified time period, that Employee or Director shall commence participation in the Plan (i) in the case of the First Plan Year, on the first day of the pay period within the First Plan Year following the date on which the Employee or Director completes all enrollment requirements; or (ii) in the case of any subsequent Plan Year, on the first day of the pay period commencing in the Plan Year following the date on which the Employee or Director completes all enrollment requirements. If an Employee or a Director fails to meet all such requirements within the period required, in accordance with Section 2.2, that Employee or Director shall not be eligible to participate in the Plan until the first day of the pay period commencing in the Plan Year following the delivery to and acceptance by the Committee of the required documents.

2.4 TERMINATION OF PARTICIPATION AND/OR DEFERRALS. If the Committee determines in good faith that a Participant no longer qualifies as a member of a select group of management or highly compensated employees, as membership in such group is determined in accordance with Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, the Committee shall have the right, in its sole discretion, to (i) terminate any deferral election the Participant has made for the remainder of the Plan Year in which the Participant's membership status changes, (ii) prevent the Participant from making future deferral elections and/or (iii) immediately distribute the Participant's then Account Balance as a Termination Benefit subject to Article 7 and terminate the Participant's participation in the Plan.

                                    ARTICLE 3
              DEFERRAL COMMITMENTS/COMPANY MATCHING/CREDITING/TAXES

3.1      MINIMUM DEFERRALS.

         (a) Base Annual Salary, Bonus and Director's Fees. For each Plan Year, a Participant may elect to defer, as his or her Annual Deferral Amount, Base Annual Salary, Bonus and/or Director's Fees in the following minimum amounts for each deferral elected:

                               DEFERRAL                             MINIMUM AMOUNT
                        -----------------------------------------------------------
                         Base Annual Salary                             $2,500
                         Bonus                                          $2,500
                         Directors Fees                                 $    0

                  If an election is made for less than stated minimum amounts, or if no election is made, the amount deferred shall be zero.

         (b) STOCK OPTION AMOUNT. For each Eligible Stock Option exercised in accordance with the terms of the applicable stock option plan, a Participant may elect to defer, as his or her Stock Option Amount, the following minimum amount of Qualifying Gain with respect to exercise of the Eligible Stock Option:

                             DEFERRAL                    MINIMUM AMOUNT
                       -------------------------------------------------
                          Qualifying Gain                   $10,000

3.2      MAXIMUM DEFERRAL.

         (a) BASE ANNUAL SALARY, BONUS AND DIRECTORS FEES. For each Plan Year, a Participant may elect to defer, as his or her Annual Deferral Amount, Base Annual Salary, Bonus and/or Directors Fees up to the following maximum percentages for each deferral elected:

                     DEFERRAL                             MAXIMUM AMOUNT
              --------------------------------------------------------------
               Base Annual Salary                      Prior to 1999 - 50%
                                                         After 1998 - 75%
               Bonus                                           100%
               Directors Fees                                  100%

         (b) Notwithstanding the foregoing, if a Participant first becomes a Participant after the first day of a Plan Year, or in the case of the first Plan Year of the Plan itself, the maximum Annual Deferral Amount, with respect to Base Annual Salary, Bonus and Directors Fees shall be limited to the amount of compensation not yet earned by the Participant as of the date the Participant submits a Plan Agreement and Election Form to the Committee for acceptance.

         (c) For each Eligible Stock Option, a Participant may elect to defer, as his or her Stock Option Amount, Qualifying Gain up to the following maximum percentage with respect to exercise of the Eligible Stock Option:

                        DEFERRAL                             MAXIMUM AMOUNT
                  -----------------------------------------------------------
                  Qualifying Gain                                 100%

         (d) Stock Option Amounts may also be limited by other terms or conditions set forth in the stock option plan or agreement under which such options are granted.

3.3      ELECTION TO DEFER; EFFECT OF ELECTION FORM.

         (a) FIRST PLAN YEAR. In connection with a Participant's commencement of participation in the Plan, the Participant shall make an irrevocable deferral election for the Plan Year in which the Participant commences participation in the Plan, along with such other elections as the Committee deems necessary or desirable under the Plan. For these elections to be valid, the Election Form must be completed and signed by the Participant, timely delivered to the Committee (in accordance with Section 2.2 above) and accepted by the Committee.

         (b) SUBSEQUENT PLAN YEARS. For each succeeding Plan Year, an irrevocable deferral election for that Plan Year, and such other elections as the Committee deems necessary or desirable under the Plan, shall be made by timely delivering to the Committee, in accordance with its rules and procedures, before the end of the Plan Year preceding the Plan Year for which the election is made, a new Election Form. If no such Election Form is timely delivered for a Plan Year, the Annual Deferral Amount shall be zero for that Plan Year.

         (c) STOCK OPTION DEFERRAL. For an election to defer gain upon an Eligible Stock Option exercise to be valid: (i) a separate Election Form must be completed and signed by the Participant with respect to the Eligible Stock Option; (ii) the Election Form must be timely delivered to the Committee and accepted by the Committee at any time prior to the date the Participant exercises the Eligible Stock Option for the First Plan Year, and at least six (6) months prior to the date the Participant exercises the Eligible Stock Option for each subsequent Plan Year; (iii) the Eligible Stock Option must be exercised using an actual or phantom Stock-for-Stock payment method; and (iv) the Stock actually or constructively delivered by the Participant to exercise the Eligible Stock Option must have been owned by the Participant during the entire six (6) month period prior to its delivery. In the event that the total Stock purchase price necessary to exercise the Eligible Stock Option exceeds the aggregate fair market value of the Stock actually or constructively delivered by the Participant, the excess portion of the Eligible Stock Option shall be forfeited by the Participant. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, NO ELECTION TO DEFER GAIN UPON AN ELIGIBLE STOCK OPTION EXERCISE AFTER SEPTEMBER 30, 1998 WILL BE VALID.

         (d) EFFECT OF TERMINATION ON PENDING ELECTION. Upon the occurrence of a Termination of Employment, any pending election shall be automatically terminated.

3.4 WITHHOLDING OF ANNUAL DEFERRAL AMOUNTS. For each Plan Year, the Base Annual Salary portion of the Annual Deferral Amount shall be withheld from each regularly scheduled Base Annual Salary payroll in equal amounts, as may be adjusted from time to time for increases and decreases in Base Annual Salary. The Bonus and/or Directors Fees portion of the Annual Deferral Amount shall be withheld at the time the Bonus or Directors Fees are or otherwise would be paid to the Participant, whether or not this occurs during the Plan Year itself.

3.5 COMPANY CONTRIBUTION AMOUNT. For each Plan Year, the Company, in its sole discretion, may, but is not required to, credit any amount it desires to any Participant's Company Contribution Account under this Plan, which amount shall be for that Participant the Company Contribution Amount for that Plan Year. The amount so credited to a Participant may be smaller or larger than the amount credited to any other Participant, and the amount credited to any Participant for a Plan Year may be zero, even though one or more other Participants receive a Company Contribution Amount for that Plan Year. The Company Contribution Amount, if any, shall be credited as of the date(s) selected by the Company.

3.6 COMPANY MATCHING AMOUNT. For each Plan Year, the Company, in its sole discretion, may, but is not required to, credit to each Participant's Company Matching Account a Company Matching Amount for any Plan Year equal to a percentage of all or a portion of the Participant's Annual Deferral Amount for such Plan Year. Such Company Matching Amount may, but need not be, coordinated with any matching contribution made to the 401(k) Plan on the Participant's behalf for the plan year of the 401(k) Plan that corresponds to the Plan Year. The Company Matching Amount, if any, shall be credited as of the date(s) selected by the Company, which may, but need not be, the same date(s) that matching contributions are credited under the 401(k) Plan.

3.7 STOCK OPTION AMOUNT. Subject to any terms and conditions imposed by this Plan and by the Committee, Participants may elect to defer, under the Plan, Qualifying Gains attributable to an Eligible Stock Option exercise. Stock Option Amounts shall be credited to the Participant on the books of the Company at the time Stock would otherwise have been delivered to the Participant pursuant to the Eligible Stock Option exercise, but for the election to defer.

3.8 INVESTMENT OF TRUST ASSETS. The trustees of the Trusts shall be authorized, upon written instructions received from the Committee or investment manager appointed by the Committee, to invest and reinvest the assets of the Trusts in accordance with the applicable trust agreements, including the disposition of Stock and reinvestment of the proceeds in one or more investment vehicles designated by the Committee.

3.9 SOURCES OF STOCK. If Stock Option Amounts are credited under the Plan in either the Company Stock Option Deferral Trust or any Subsidiary Stock Option Deferral Trust pursuant to Section 3.7 in connection with an Eligible Stock Option exercise, the shares underlying the Stock Option Amounts so credited shall be counted against the number of shares reserved under such other plan, program or arrangement.

3.10     VESTING.

         (a) A Participant shall at all times be 100% vested in his or her Deferral Account and Stock Option Account.

         (b) A Participant shall be vested in his or her Company Contribution Account, if any, and any earnings credited thereon pursuant to Section 3.11 below, in accordance with the vesting schedule established by the Company in its sole discretion and contained in his or her plan Agreement.

         (c) A Participant shall be vested in his or her Company Matching Account, and any
                                          13
                  earnings credited thereon pursuant to Section 3.11 below, as follows: (i) with respect to all benefits under this Plan other than the Termination Benefit, a Participant's vested Company Matching Account shall equal 100% of such Participant's Company Matching Account; and (ii) with respect to the Termination Benefit, a Participant's Company Matching Account shall vest on the basis of the Participant's Years of Service at the time the Participant experiences a Termination of Employment, in accordance with the following schedule:

                  YEARS OF SERVICE AT DATE OF               VESTED PERCENTAGE OF
                  TERMINATION OF EMPLOYMENT               COMPANY MATCHING ACCOUNT
                  ----------------------------------------------------------------
                  Less than 2 years                                  0%
                  2 years or more, but less than 3                   20%
                  3 years or more, but less than 4                   40%
                  4 years or more, but less than 5                   60%
                  5 years or more                                   100%

         (d)      Notwithstanding anything to the contrary contained in this
                  Section 3.10, in the event of a Change in Control, a Participant's Company Contribution Account and Company Matching Account shall immediately become 100% vested (if it is not already vested in accordance with the above vesting schedules).

         (e) Notwithstanding subsection (d), the vesting schedule for a Participant's Company Contribution Account and Company Matching Account shall not be accelerated to the extent that the Committee determines that such acceleration would cause the deduction limitations of Section 280G of the Code to become effective. In the event that all of a Participant's Company Contribution Account and/or Company Matching Account is not vested pursuant to such a determination, the Participant may request independent verification of the Committee's calculations with respect to the application of Section 280G. In such case, the Committee must provide to the Participant within 15 business days of such a request an opinion from a nationally recognized accounting firm selected by the Participant (the "Accounting Firm"). The opinion shall state the Accounting Firm's opinion that any limitation in the vested percentage hereunder is necessary to avoid the limits of Section 280G and contain supporting calculations. The cost of such opinion shall be paid for by the Company.

3.11 CREDITING/DEBITING OF ACCOUNT BALANCES. In accordance with, and subject to, the rules and procedures that are established from time to time by the Committee, in its sole discretion, amounts shall be credited or debited to a Participant's Account Balance, which solely for purposes of this Section 3.11 shall include the Participant's Company Contribution Account and Company Matching Account regardless of vesting status, in accordance with the following rules:

         (a) ELECTION OF MEASUREMENT FUNDS. Except as otherwise provided in Section 3.11(f) below, a Participant, in connection with his or her initial deferral election in accordance with Section 3.3(a) above, shall elect, on the Election Form, one or more Measurement Fund(s) (as described in Section 3.11(c) below) to be used to determine the additional amounts to be credited or debited to his or her Account Balance for the first calendar quarter or portion thereof in which the Participant commences participation in the Plan and continuing thereafter for each subsequent calendar quarter in which the Participant participates in the Plan, unless changed in accordance with the next sentence. Except as otherwise provided in Section 3.11(f) below, commencing with the first calendar quarter that follows the Participant's commencement of participation in the Plan and continuing thereafter for each subsequent calendar quarter in which the Participant participates in the Plan, no later than five days prior to the last business day of the calendar quarter, the Participant may (but is not required to) elect, by submitting an Election Form to the Committee that is accepted by the Committee, to add or delete one or more Measurement Fund(s) to be used to determine the additional amounts to be credited or debited to his or her Account Balance, or to change the portion of his or her Account Balance allocated to each previously or newly elected Measurement Fund. If an election is made in accordance with the previous sentence, it shall apply to the next calendar quarter and continue thereafter for each subsequent calendar quarter in which the Participant participates in the Plan, unless changed in accordance with the previous sentence.

         (b)      PROPORTIONATE ALLOCATION. In making any election described in
                  Section 3.11(a) above, the Participant shall specify on the Election Form, in increments of one percentage point (1%), the percentage of his or her Account Balance to be allocated to a Measurement Fund (as if the Participant was making an investment in that Measurement Fund with that portion of his or her Account Balance).

         (c) MEASUREMENT FUNDS. Except as otherwise provided in Section 3.11(f) below, the Participant may elect one or more of the following measurement funds, based on certain mutual funds (the "Measurement Funds"), for the purpose of crediting additional amounts to his or her Account Balance:

                  (1)      Dreyfus VIF Capital Appreciation Portfolio

                  (2)      Fidelity VIP II Asset Manager Portfolio

                  (3)      Fidelity VIP Overseas Portfolio

                  (4) Neuberger & Berman Advisors Management Trust Limited Maturity Bond Portfolio

                  (5)      Warburg Pincus Trust Small Company Growth Portfolio

                  (6) Company Stock Fund (only available upon exercise of an Eligible Stock Option to the extent of a Qualifying Gain deferral)

                  As necessary, the Committee may, in its sole discretion, discontinue, substitute or add a Measurement Fund. Each such action will take effect as of the first day of the calendar quarter that follows by thirty (30) days the day on which the Committee gives Participants advance written notice of such change.

         (d) CREDITING OR DEBITING METHOD. The performance of each elected Measurement Fund (either positive or negative) will be determined by the Committee, in its reasonable discretion, based on the performance of the Measurement
                  Funds themselves. A Participant's Account Balance shall be credited or debited on a daily basis based on the performance of each Measurement Fund selected by the Participant, AS DETERMINED BY THE COMMITTEE IN ITS SOLE DISCRETION, as though (i) a Participant's Account Balance were invested in the Measurement Fund(s) selected by the Participant, in the percentages applicable to such calendar quarter, as of the close of business on the first business day of such calendar quarter, at the closing price on such date; (ii) the portion of the Annual Deferral Amount that was actually deferred during any calendar quarter were invested in the Measurement Fund(s) selected by the Participant, in the percentages applicable to such calendar quarter, no later than the close of business on the third business day after the day on which such amounts are actually deferred from the Participant's Base Annual Salary through reductions in his or her payroll, at the closing price on such date; and (iii) any distribution made to a Participant that decreases such Participant's Account
                  Balance ceased being invested in the Measurement Fund(s), in the percentages applicable to such calendar quarter, no earlier than three business days prior to the distribution, at the closing price on such date. The Participant's
                  Company Matching Amount shall be credited to his or her Company Matching Account for purposes of this Section
                  3.11(d) as of the close of business on the date(s) that matching contributions are credited under the 401(k) Plan. The Participant's Company Contribution Amount shall be credited to his or her Company Contribution Account on any date(s) selected by the Company. The Participant's Annual Stock Option Amount(s) shall be credited to his or her Stock Option Account no later than the close of business on the third business day after the day on which the Eligible Stock Option was exercised or otherwise disposed of.

         (e) NO ACTUAL INVESTMENT. Notwithstanding any other provision of this Plan that may be interpreted to the contrary, the Measurement Funds are to be used for measurement purposes only, and a Participant's election of any such Measurement Fund, the allocation to his or her Account Balance thereto, the calculation of additional amounts and the crediting or debiting of such amounts to a Participant's Account Balance SHALL NOT be considered or construed in any manner as an actual investment of his or her Account Balance in any such Measurement Fund. In the event that the Company or the trustees of the Trusts, in their own discretion, decide to invest funds in any or all of the Measurement Funds, no Participant shall have any rights in or to such investments themselves. Without limiting the foregoing, a Participant's Account Balance shall at all times be a bookkeeping entry only and shall not represent any investment made on his or her behalf by the Company or the Trusts; the Participant shall at all times remain an unsecured creditor of the Company, and where applicable, the Participant's Employer.

         (f) SPECIAL RULE FOR STOCK OPTION AMOUNT. Notwithstanding any other provision of this Plan that may be interpreted to the contrary, a Participant shall automatically be invested in the Company Stock Fund upon exercise of an Eligible Stock Option to the extent of Qualifying Gains deferral. Once the Stock Option Amount representing the Qualifying Gains deferral is credited to the Account Balance of a Participant, except as provided below, the Participant cannot reallocate the Stock Option Amount from the Company Stock Fund to another Measurement Fund; PROVIDED, HOWEVER, ANY PARTICIPANT WHO HAS DEFERRED QUALIFYING GAINS UPON AN ELIGIBLE STOCK OPTION EXERCISE PRIOR TO OCTOBER 1, 1998, SHALL HAVE UNTIL MARCH 31, 1999 TO ELECT TO REALLOCATE THE STOCK OPTION ACCOUNT FROM THE COMPANY STOCK FUND TO ONE OR MORE OTHER MEASUREMENT FUND(S) IN ACCORDANCE WITH THE PROVISIONS OF SECTION 3.11 HEREOF.

3.12     FICA AND OTHER TAXES.

         (a) ANNUAL DEFERRAL AMOUNTS. For each Plan Year in which an Annual Deferral Amount is being withheld from a Participant, the Participant's Employer(s) shall withhold from that portion of the Participant's Base Annual Salary and Bonus that is not being deferred, in a manner determined by the Employer(s), the Participant's share of FICA and other employment taxes on such Annual Deferral Amount. If necessary, the

                  Committee may reduce the Annual Deferral Amount in order to comply with this Section 3.12.

         (b) COMPANY MATCHING AND CONTRIBUTION AMOUNTS. When a Participant becomes vested in a portion of his or her Company Matching Account or Company Contribution Account, the Participant's Employer(s) shall withhold from the Participant's Base Annual Salary and/or Bonus that is not deferred, in a manner determined by the Employer(s), the Participant's share of FICA and other employment taxes. If necessary, the Committee may reduce the vested portion of the Participant's Company Matching Account in order to comply with this Section 3.12.

         (c) ANNUAL STOCK OPTION AMOUNTS. For each Plan Year in which an Annual Stock Option Amount is being first credited to a Participant's Stock Option Account, the Participant's Employer(s) shall withhold from that portion of the Participant's Base Annual Salary, Bonus and Qualifying Gains that are not being deferred, in a manner determined by the Employer(s), the Participant's share of FICA and other employment taxes on such Annual Stock Option Amount. If necessary, the Committee may reduce the Annual Stock Option Amount in order to comply with this Section 3.12.

3.13 DISTRIBUTIONS. The Company, or the trustees of the Trusts, shall withhold from any payments made to a Participant under this Plan all federal, state and local income, employment and other taxes required to be withheld in connection with such payments, in amounts and in a manner to be determined in the sole discretion of the Company and the trustees of the Trusts.


                                    ARTICLE 4
              IN-SERVICE DISTRIBUTION; UNFORESEEABLE FINANCIAL EMERGENCIES;

4.1 IN-SERVICE DISTRIBUTION. In connection with each election to defer an Annual Deferral Amount, a Participant may irrevocably elect to receive a future "In-Service Distribution" from the Plan with respect to all or a portion of such Annual Deferral Amount. Subject to the Deduction Limitation, the In-Service Distribution shall be a lump sum payment in an amount that is equal to the portion of the Annual Deferral Amount for which the Participant has elected to receive an In-Service Distribution plus or minus amounts credited or debited in the manner provided in Section 3.11 above on that amount, determined at the time that the In-Service Distribution becomes payable (rather than the date of a Termination of Employment). Subject to the Deduction Limitation and the other terms and conditions of this Plan, each In-Service Distribution elected shall be paid out during a 60 day period commencing immediately after the last day of any Plan Year designated by the Participant that is at least five Plan Years after the Plan Year in which the Annual Deferral Amount is actually deferred. By way of example, if a five year In-Service Distribution is elected for Annual Deferral Amounts that are deferred in the Plan Year commencing April 1, 1998, the five year In-Service Distribution would become payable during a 60 day period commencing January 1, 2004.

4.2 OTHER BENEFITS TAKE PRECEDENCE OVER IN-SERVICE DISTRIBUTION. Should an event occur that triggers a benefit under Article 5, 6, 7 or 8, any Annual Deferral Amount, plus amounts credited or debited thereon, that is subject to an In-Service Distribution election under Section 4.1 shall not be paid in accordance with Section 4.1 but shall be paid in accordance with the other applicable Article.

4.3 WITHDRAWAL PAYOUT/SUSPENSIONS FOR UNFORESEEABLE FINANCIAL EMERGENCIES. If the Participant experiences an Unforeseeable Financial Emergency, the Participant may petition the Committee to (i) suspend any deferrals required to be made by a Participant and/or (ii) receive a partial or full payout from the Plan. The payout shall not exceed the lesser of the Participant's Account Balance, calculated as if such Participant were receiving a Termination Benefit, or the amount reasonably needed to satisfy the Unforeseeable Financial Emergency. If, subject to the sole discretion of the Committee, the petition for a suspension and/or payout is approved, suspension shall take effect upon the date of approval and any payout shall be made within 60 days of the date of approval. The payment of any amount under this Section 4.3 shall not be subject to the Deduction Limitation.

                                    ARTICLE 5
                               RETIREMENT BENEFIT

5.1 RETIREMENT BENEFIT. Subject to the Deduction Limitation, a Participant who Retires shall receive, as a Retirement Benefit, his or her Account Balance.

5.2 PAYMENT OF RETIREMENT BENEFIT. A Participant, in connection with his or her commencement of participation in the Plan, shall elect on an Election Form to receive the Retirement Benefit in a lump sum or pursuant to a Quarterly Installment Method of 20, 40 or 60 quarters. If the Participant's Account Balance at the time of Retirement is less than $10,000, the Committee, at its discretion, may allow the Retirement Benefit to be paid in a lump sum. The Participant may annually change his or her election to an allowable alternative payout period by submitting a new Election Form to the Committee, provided that any such Election Form is submitted at least 3 years prior to the Participant's Retirement and is accepted by the Committee in its sole discretion. The Election Form most recently accepted by the Committee shall govern the payout of the Retirement Benefit. If a Participant does not make any election with respect to the payment of the Retirement Benefit, then such benefit shall be payable in a lump sum. The lump sum payment shall be made, or installment payments shall commence, no later than 60 days after the last day of the Plan Year in which the Participant Retires. Any payment made shall be subject to the Deduction Limitation. Notwithstanding any other provision of this Plan that may be interpreted to the contrary, all distributions from the Company Stock Fund must be paid in the form of Stock.

5.3 DEATH PRIOR TO COMPLETION OF RETIREMENT BENEFIT. If a Participant dies after Retirement but before the Retirement Benefit is paid in full, the Participant's unpaid Retirement Benefit payments shall continue and shall be paid to the Participant's Beneficiary (a) over the remaining number of quarters and in the same amounts as that benefit would have been paid to the Participant had the Participant survived, or (b) in a lump sum, if requested by the Beneficiary and allowed in the sole discretion of the Committee, that is equal to the Participant's unpaid remaining Account Balance.

                                    ARTICLE 6
                         PRE-RETIREMENT SURVIVOR BENEFIT

6.1 PRE-RETIREMENT SURVIVOR BENEFIT. Subject to the Deduction Limitation, the Participant's Beneficiary shall receive a Pre-Retirement Survivor Benefit equal to the Participant's Account Balance if the Participant dies before he or she Retires, experiences a Termination of Employment or suffers a Disability.

6.2 PAYMENT OF PRE-RETIREMENT SURVIVOR BENEFIT. A Participant, in connection with his or her commencement of participation in the Plan, shall elect on an Election Form whether the Pre- Retirement Survivor Benefit shall be received by his or her Beneficiary in a lump sum or pursuant to a Quarterly Installment Method of 20 or 40 quarters. The Participant may annually change this election to an allowable alternative payout period by submitting a new Election Form to the Committee, which form must be accepted by the Committee in its sole discretion. The Election Form most recently accepted by the Committee prior to the Participant's death shall govern the payout of the Participant's Pre-Retirement Survivor Benefit. If a Participant does not make any election with respect to the payment of the Pre-Retirement Survivor Benefit, then such benefit shall be paid in a lump sum. Despite the foregoing, if the Participant's Account Balance at the time of his or her death is less than $25,000, payment of the Pre-Retirement Survivor Benefit may be made, in the sole discretion of the Committee, in a lump sum or pursuant to a Quarterly Installment Method of not more than 20 quarters. The lump sum payment shall be made, or installment payments shall commence, no later than 60 days after the last day of the Plan Year in which the Committee is provided with proof that is satisfactory to the Committee of the Participant's death. Any payment made shall be subject to the Deduction Limitation. Notwithstanding any other provision of this Plan that may be interpreted to the contrary, all distributions from the Company Stock Fund must be in the form of Stock.

                                    ARTICLE 7
                               TERMINATION BENEFIT

7.1 TERMINATION BENEFIT. Subject to the Deduction Limitation, the Participant shall receive a Termination Benefit, which shall be equal to the Participant's Account Balance, if a Participant experiences a Termination of Employment prior to his or her Retirement, death or Disability.

7.2 PAYMENT OF TERMINATION BENEFIT. If the Participant's Account Balance at the time of his or her Termination of Employment is less than $25,000, payment of his or her Termination Benefit shall be paid in a lump sum. If his or her Account Balance at such time is equal to or greater than that amount, the Participant may request and the Committee, in its sole discretion, may allow the Termination Benefit to be paid in a lump sum or pursuant to a Quarterly Installment Method of 20 quarters. The lump sum payment shall be made, or installment payments shall commence, no later than 60 days after the last day of the Plan Year in which the Participant experiences the Termination of Employment. Any payment made shall be subject to the Deduction Limitation. Notwithstanding any other provision of this Plan that may be interpreted to the contrary, all distributions from the Company Stock Fund must be paid in the form of Stock.

                                    ARTICLE 8
                          DISABILITY WAIVER AND BENEFIT

8.1      DISABILITY WAIVER.

         (a) WAIVER OF DEFERRAL. A Participant who is determined by the Committee to be suffering from a Disability shall be (i) excused from fulfilling that portion of the Annual Deferral Amount commitment that would otherwise have been withheld from a Participant's Base Annual Salary, Bonus and/or Directors Fees for the Plan Year during which the Participant first suffers a Disability and (ii) excused from fulfilling any unexercised Stock Option Amount commitments. During the period of Disability, the Participant shall not be allowed to make any additional deferral elections, but will continue to be considered a Participant for all other purposes of this Plan.

         (b) RETURN TO WORK. If a Participant returns to employment, or service as a Director, with an Employer, after a Disability ceases, the Participant may elect to defer an Annual Deferral Amount and Stock Option Amount for the Plan Year following his or her return to employment or service and for every Plan Year thereafter while a Participant in the Plan; provided such deferral elections are otherwise allowed and an Election Form is delivered to and accepted by the Committee for each such election in accordance with Section 3.3 above.

8.2 CONTINUED ELIGIBILITY; DISABILITY BENEFIT. A Participant suffering a Disability shall, for benefit purposes under this Plan, continue to be considered to be employed, or in the service of an Employer as a Director, and shall be eligible for the benefits provided for in Articles 4, 5, 6 or 7 in accordance with the provisions of those Articles. Notwithstanding the above, the Committee shall have the right to, in its sole and absolute discretion and for purposes of this Plan only, and must in the case of a Participant who is otherwise eligible to Retire, deem the Participant to have experienced a Termination of Employment, or in the case of a Participant who is eligible to Retire, to have Retired, at any time (or in the case of a Participant who is eligible to Retire, as soon as practicable) after such Participant is determined to be suffering a Disability, in which case the Participant shall receive a Disability Benefit equal to his or her Account Balance at the time of the Committee's determination; provided, however, that should the Participant otherwise have been eligible to Retire, he or she shall be paid in accordance with Article 5. The Disability Benefit shall be paid in a lump sum within 60 days of the Committee's exercise of such right. Any payment made shall be subject to the Deduction Limitation.


                                    ARTICLE 9
                             BENEFICIARY DESIGNATION

9.1 BENEFICIARY. Each Participant shall have the right, at any time, to designate his or her Beneficiary(ies) (both primary as well as contingent) to receive any benefits payable under the Plan to a beneficiary upon the death of a Participant. The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other plan of an Employer in which the Participant participates.

9.2 BENEFICIARY DESIGNATION; CHANGE; SPOUSAL CONSENT. A Participant shall designate his or her Beneficiary by completing and signing the Beneficiary Designation Form, and returning it to the Committee or its designated agent. A Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Committee's rules and procedures, as in effect from time to time. If the Participant names someone other than his or her spouse as a Beneficiary of at least fifty percent (50%) of the Participant's benefits, a spousal consent, in the form designated by the Committee, must be signed by that Participant's spouse and returned to the Committee. Upon the acceptance by the Committee of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled. The Committee shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Committee prior to his or her death.

9.3 ACKNOWLEDGMENT. No designation or change in designation of a Beneficiary shall be effective until received and acknowledged in writing by the Committee or its designated agent.

9.4 NO BENEFICIARY DESIGNATION. If a Participant fails to designate a Beneficiary as provided in Sections 9.1, 9.2 and 9.3 above or, if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant's benefits, then the Participant's designated Beneficiary shall be deemed to be his or her surviving spouse. If the Participant has no surviving spouse, the benefits remaining under the Plan to be paid to a Beneficiary shall be payable to the executor or personal representative of the Participant's estate.

9.5 DOUBT AS TO BENEFICIARY. If the Committee has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Committee shall have the right, exercisable in its discretion, to cause the Company to withhold such payments until this matter is resolved to the Committee's satisfaction.

9.6 DISCHARGE OF OBLIGATIONS. The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge all Employers and the Committee from all further obligations under this Plan with respect to the Participant, and that Participant's Plan Agreement shall terminate upon such full payment of benefits.

                                   ARTICLE 10
                                LEAVE OF ABSENCE

10.1 PAID LEAVE OF ABSENCE. If a Participant is authorized by the Participant's Employer for any reason to take a paid leave of absence from the employment of the Employer, the Participant shall continue to be considered employed by the Employer and the Annual Deferral Amount shall continue to be withheld during such paid leave of absence in accordance with Section 3.3.

10.2 UNPAID LEAVE OF ABSENCE. If a Participant is authorized by the Participant's Employer for any reason to take an unpaid leave of absence from the employment of the Employer, the Participant shall continue to be considered employed by the Employer and the Participant shall be excused from making deferrals until the earlier of the date the leave of absence expires or the Participant returns to a paid employment status. Upon such expiration or return, deferrals shall resume for the remaining portion of the Plan Year in which the expiration or return occurs, based on the deferral election, if any, made for that Plan Year. If no election was made for that Plan Year, no deferral shall be withheld.

                                   ARTICLE 11
                     TERMINATION, AMENDMENT OR MODIFICATION

11.1 TERMINATION. Although the Company anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that the Company will continue the Plan or will not terminate the Plan at any time in the future. Accordingly, the Company reserves the right to discontinue its sponsorship of the Plan and/or to terminate the Plan at any time with respect to any or all of the participating Employees and Directors, by action of its board of directors. Upon the termination of the Plan with respect to the Employees and/or Directors of any Employer, the Plan Agreements of the affected Participants who are employed by that Employer, or in the service of that Employer as Directors, shall terminate and their Account Balances, determined as if they had experienced a Termination of Employment on the date of Plan termination or, if Plan termination occurs after the date upon which a Participant was eligible to Retire, then with respect to that Participant as if he or she had Retired on the date of Plan termination, shall be paid to the Participants as follows: Prior to a Change in Control, if the Plan is terminated with respect to all of the Employees and/or Directors of an Employer, the Company shall have the right, in its sole discretion, and notwithstanding any elections made by the Participant, to pay such benefits in a lump sum or pursuant to a Quarterly Installment Method of up to 60 quarters, with amounts credited and debited during the installment period as provided herein. If the Plan is terminated with respect to less than all of the Employees and/or Directors of an Employer, the Company shall be required to pay such benefits in a lump sum. After a Change in Control, the Company shall be required to pay such benefits in a lump sum. The termination of the Plan shall not adversely affect any benefits to which a Participant or Beneficiary has become entitled under the Plan as of the date of termination; provided however, that the Company shall have the right to accelerate installment payments without a premium or prepayment penalty by paying the Account Balance in a lump sum or pursuant to a Quarterly Installment Method using fewer quarters (provided that the present value of all payments that will have been received by a Participant at any given point of time under the different payment schedule shall equal or exceed the present value of all payments that would have been received at that point in time under the original payment schedule).

11.2 AMENDMENT. The Company may, at any time, amend or modify the Plan in whole or in part by the action of its board of directors; provided, however, that: (i) no amendment or modification shall be effective to decrease or restrict the value of a Participant's Account Balance in existence at the time the amendment or modification is made, calculated as if the Participant had experienced a Termination of Employment as of the effective date of the amendment or modification or, if the amendment or modification occurs after the date upon which the Participant was eligible to Retire, the Participant had Retired as of the effective date of the amendment or modification, and (ii) no amendment or modification of this Section 11.2 or Section 12.2 of the Plan shall be effective. The amendment or modification of the Plan shall not adversely affect any benefits to which a Participant or Beneficiary has become entitled under the Plan as of the date of the amendment or modification; provided, however, that the Company shall have the right to accelerate installment payments by paying the Account Balance in a lump sum or pursuant to a Quarterly Installment Method using fewer quarters (provided that the present value of all payments that will have been received by a Participant at any given point of time under the different payment schedule shall equal or exceed the present value of all payments that would have been received at that point in time under the original payment schedule).

11.3 PLAN AGREEMENT. Despite the provisions of Sections 11.1 and 11.2 above, if a Participant's Plan Agreement contains benefits or limitations that are not in this Plan document, the Company may only amend or terminate such provisions with the consent of the Participant.

11.4 EFFECT OF PAYMENT. The full payment of the applicable benefit under Articles 4, 5, 6, 7 or 8 of the Plan shall completely discharge all obligations to a Participant and his or her designated Beneficiaries under this Plan and the Participant's Plan Agreement shall terminate.


                                   ARTICLE 12
                                 ADMINISTRATION

12.1 COMMITTEE DUTIES. Except as otherwise provided in this Article 12, this Plan shall be administered by a Committee which shall consist of the Board, or such committee as the Board shall appoint. Members of the Committee may be Participants under this Plan. The Committee shall also have the discretion and authority to (i) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and (ii) decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan. Any individual serving on the Committee who is a Participant shall not vote or act on any matter relating solely to himself or herself. When making a determination or calculation, the Committee shall be entitled to rely on information furnished by a Participant or the Company.

12.2 ADMINISTRATION UPON CHANGE IN CONTROL. For purposes of this Plan, the Company shall be the "Administrator" at all times prior to the occurrence of a Change in Control. Upon and after the occurrence of a Change in Control, the "Administrator" shall be an independent third party selected by the trustee of the Master Trust and approved by the individual who, immediately prior to such event, was the Company's Chief Executive Officer or, if not so identified, the Company's highest ranking officer (the "Ex-CEO"). The Administrator shall have the discretionary power to determine all questions arising in connection with the administration of the Plan and the interpretation of the Plan and Trusts including, but not limited to benefit entitlement determinations; provided, however, upon and after the occurrence of a Change in

         Control, the Administrator shall have no power to direct the investment of Plan assets or assets of the Trusts or select any investment manager or custodial firm for the Plan or Trusts. Upon and after the occurrence of a Change in Control, the Company must: (1) pay all reasonable administrative expenses and fees of the Administrator; and (2) supply full and timely information to the Administrator or all matters relating to the Plan, the Trusts, the Participants and their Beneficiaries, the Account Balances of the Participants, the date of circumstances of the Retirement, Disability, death or Termination of Employment of the Participants, and such other pertinent information as the Administrator may reasonably require. Upon and after a Change in Control, the Administrator may be terminated (and a replacement appointed) by the trustee of the Master Trust only with the approval of the Ex-CEO. Upon and after a Change in Control, the Administrator may not be terminated by the Company.

12.3 AGENTS. In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to any Employer.

12.4 BINDING EFFECT OF DECISIONS. The decision or action of the Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

12.5 INDEMNITY OF COMMITTEE. The Company shall indemnify and hold harmless the members of the Committee, and any Employee or agent to whom the duties of the Committee may be delegated, and the Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of gross negligence or willful misconduct by the Committee, any of its members, any such Employee or the Administrator.

12.6 EMPLOYER INFORMATION. To enable the Committee and/or Administrator to perform its functions, the Company and each Employer shall supply full and timely information to the Committee and/or Administrator, as the case may be, on all matters relating to the compensation of its Participants, the date and circumstances of the Retirement, Disability, death or Termination of Employment of its Participants, and such other pertinent information as the Committee or Administrator may reasonably require.

                                   ARTICLE 13
                          OTHER BENEFITS AND AGREEMENTS

13.1 COORDINATION WITH OTHER BENEFITS. The benefits provided for a Participant and Participant's Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Participant's Employer. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.


                                   ARTICLE 14
                                CLAIMS PROCEDURES

14.1 PRESENTATION OF CLAIM. Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a "Claimant") may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 60 days after such notice was received by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

14.2 NOTIFICATION OF DECISION. The Committee shall consider a Claimant's claim within a reasonable time, and shall notify the Claimant in writing:

         (a) that the Claimant's requested determination has been made, and that the claim has been allowed in full; or

         (b) that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant's requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

                  (i) the specific reason(s) for the denial of the claim, or any part of it;

                  (ii) specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

                  (iii) a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and

                  (iv) an explanation of the claim review procedure set forth in Section 14.3 below.

14.3 REVIEW OF A DENIED CLAIM. Within 60 days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant's duly authorized representative) may file with the Committee a written request for a review of the denial of the claim. Thereafter, but not later than 30 days after the review procedure began, the Claimant (or the Claimant's duly authorized representative):

         (a)      may review pertinent documents;

         (b)      may submit written comments or other documents; and/or

         (c) may request a hearing, which the Committee, in its sole discretion, may grant.

14.4 DECISION ON REVIEW. The Committee shall render its decision on review promptly, and not later than 60 days after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Committee's decision must be rendered within 120 days after such date. Such decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

         (a)      specific reasons for the decision;

         (b) specific reference(s) to the pertinent Plan provisions upon which the decision was based; and

         (c)      such other matters as the Committee deems relevant.

14.5     SUBSEQUENT ACTION; MANDATORY ARBITRATION.

         (a) SUBSEQUENT ACTION. A Claimant's compliance with the foregoing provisions of this Article 14 is a mandatory prerequisite to a Claimant's right to commence any subsequent action with respect to any claim for benefits under this Plan.

         (b) MANDATORY ARBITRATION. Any controversy or claim arising out of or relating to this Plan shall be resolved by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Arbitration shall be by a single arbitrator experienced in the matters at issue and selected by the parties in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be held in such place in Minneapolis, Minnesota, as may be specified by the arbitrator (or any place agreed to by the parties and the arbitrator). The decision of the arbitrator shall be final and binding as to any matters submitted under this Article 14; provided, however, if necessary, such decision may be enforced in any court having jurisdiction over the subject matter or over any of the parties to this Plan. All costs and expenses incurred in connection with any such arbitration proceeding (including reasonable attorneys' fees) shall be borne by the party against which the decision is rendered. If the arbitrator's decision is a compromise, the determination of which party or parties bears the costs and expenses incurred in connection with such arbitration proceeding shall be made by the arbitrator on the basis of the arbitrator's assessment of the relative merits of the parties' positions.


                                   ARTICLE 15
                                     TRUSTS

15.1     ESTABLISHMENT OF THE TRUSTS.

         (a)      IN GENERAL. The Company shall establish the Trusts.

         (b) MASTER TRUST. The Company shall at least annually transfer over to the Master Trust such assets as the Company determines, in its sole discretion, are necessary to provide, on a present value basis, for its respective future liabilities created with respect to the Annual Deferral Amounts, Company Contribution Amounts, and Company Matching Amounts for the Participants for all periods prior to the transfer, as well as any debits and credits to the Participants' Account Balances (excluding debits and credits to the Participant's Stock Option Account balance) for all periods prior to the transfer, taking into consideration the value of the assets in such Trust at the time of the transfer.

         (c) COMPANY STOCK OPTION DEFERRAL TRUST. The Company shall at least annually transfer over to the Company Stock Option Deferral Trust such assets as the Company determines, in its sole discretion, are necessary to provide, on a present value basis, for its respective future liabilities created with respect to the Annual Stock Option Amounts for the Company's Participants for all periods prior to the transfer, as well as any debits and credits to the Participants' Account Balances (excluding debits and credits to the Participant's Deferral Account balance, Company Contribution Account balance, and Company Matching Account balance) for all periods prior to the transfer, taking into consideration the value of the assets in such Trust at the time of the transfer.

         (d) SUBSIDIARY STOCK OPTION DEFERRAL TRUSTS. The Company shall at least annually transfer over to the Subsidiary Stock Option Deferral Trust such assets as the Company determines, in its sole discretion, are necessary to provide, on a present value basis, for its respective future liabilities created with respect to the Annual Stock Option Amounts for Participants who are Employees or Directors of any subsidiary of the Company, for all periods prior to the transfer, as well as any debits and credits to such Participants' Account Balances (excluding debits and credits to the Participant's Deferral Account balance, Company Contribution Account balance, and Company Matching Account balance) for all periods prior to the transfer, taking into consideration the value of the assets in such Trust at the time of the transfer.

15.2 INTERRELATIONSHIP OF THE PLAN AND THE TRUSTS. The provisions of the Plan and the Plan Agreement shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trusts shall govern the rights of the Company, the Participants, and the creditors of the Company and, where applicable, creditors of Employers other than the Company, to the assets transferred to the Trusts. The Company shall at all times remain liable to carry out its obligations under the Plan.

15.3 DISTRIBUTIONS FROM THE TRUSTS. The Company's obligations under the Plan may be satisfied with assets of the Trusts distributed pursuant to the terms of the Trusts, and any such distribution shall reduce the Company's obligations under this Plan.

15.4 STOCK TRANSFERRED TO THE TRUSTS. Notwithstanding any other provision of this Plan, the Company Stock Option Deferral Trust, or any Subsidiary Stock Option Deferral Trust: (i) if assets of the Trusts are distributed to a Participant in a distribution which reduces the Participant's Stock Option Account balance under this Plan, such distribution must be made in the form of Stock; and (ii) any Stock transferred to any such Trusts may not be otherwise distributed or disposed of by the trustee (except pursuant to a valid election to reallocate from the Company Stock Fund made by a Participant in accordance with Section 3.11(f) hereof).

                                   ARTICLE 16
                                  MISCELLANEOUS

16.1 STATUS OF PLAN. The Plan is intended to be a plan that is not qualified within the meaning of Code Section 401(a) and that "is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employee" within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1). The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent.

16.2 UNSECURED GENERAL CREDITOR. Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of an Employer. For purposes of the payment of benefits under this Plan, any and all of the Company's assets shall be, and remain, the general, unpledged unrestricted assets of the Company. The Company's obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

16.3 EMPLOYER LIABILITY. The Company's liability for the payment of benefits, and the obligation of any Employer, shall be defined only by the Plan and the Plan Agreement, as entered into between the Company, the Employer (if different from the Company) and a Participant. Neither the Company nor an Employer shall have any obligation to a Participant under the Plan except as expressly provided in the Plan and his or her Plan Agreement.

16.4 NONASSIGNABILITY. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.

16.5 NOT A CONTRACT OF EMPLOYMENT. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between any Employer and the Participant. Such employment is hereby acknowledged to be an "at will" employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, unless expressly provided in a written employment agreement. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of any Employer, either as an Employee or a Director, or to interfere with the right of any Employer to discipline or discharge the Participant at any time.

16.6 FURNISHING INFORMATION. A Participant or his or her Beneficiary will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Committee may deem necessary.

16.7 TERMS. Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

16.8 CAPTIONS. The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

16.9 GOVERNING LAW. Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the internal laws of the State of Minnesota without regard to its conflicts of laws principles.

16.10 NOTICE. Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:


                             Best Buy Co., Inc.
                             Office of the General Counsel
                             7075 Flying Cloud Drive
                             Eden Prairie, MN 55344

         with a copy to:
                             Elliot S. Kaplan, Esq.
                             Robins, Kaplan, Miller & Ciresi, L.L.P.
                             2800 LaSalle Plaza
                             800 LaSalle Avenue
                             Minneapolis, MN 55402

         Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

         Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

16.11 SUCCESSORS. The provisions of this Plan shall bind and inure to the benefit of the Company and, where applicable, the Participant's Employer, their respective successors and assigns, and the


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         Participant and the Participant's designated Beneficiaries.

16.12 SPOUSE'S INTEREST. The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse's will, nor shall such interest pass under the laws of intestate succession.

16.13 VALIDITY. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

16.14 INCOMPETENT. If the Committee determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person's property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Committee may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant's Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

16.15 COURT ORDER. The Committee is authorized to make any payments directed by court order in any action in which the Plan or the Committee has been named as a party. In addition, if a court determines that a spouse or former spouse of a Participant has an interest in the Participant's benefits under the Plan in connection with a property settlement or otherwise, the Committee, in its sole discretion, shall have the right, notwithstanding any election made by a Participant, to immediately distribute the spouse's or former spouse's interest in the Participant's benefits under the Plan to that spouse or former spouse.

16.16    DISTRIBUTION IN THE EVENT OF TAXATION.

         (a) IN GENERAL. If, for any reason, all or any portion of a Participant's benefits under this Plan becomes taxable to the Participant prior to receipt, a Participant may petition the Committee before a Change in Control, or the Administrator of the Trusts after a Change in Control, for a distribution of that portion of his or her benefit that has become taxable. Upon the grant of such a petition, which grant shall not be unreasonably withheld (and, after a Change in Control, shall be granted), the Company shall distribute to the Participant immediately available funds in an amount equal to the taxable portion of his or her benefit (which amount shall not exceed a Participant's unpaid Account Balance under the Plan). If the petition is granted, the tax liability


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

                  distribution shall be made within 90 days of the date when the Participant's petition is granted. Such a distribution shall affect and reduce the benefits to be paid under this Plan.

         (b)      TRUSTS. If any of the Trusts terminate in accordance with
                  Section 3.6(e) of such Trust and benefits are distributed from such Trust to a Participant in accordance with that Section, the Participant's benefits under this Plan shall be reduced to the extent of such distributions.

16.17 INSURANCE. The Company, on its own behalf or on behalf of the trustees of any of the Trusts, and, in its sole discretion, may apply for and procure insurance on the life of the Participant, in such amounts and in such forms as the trustees may choose. The Company or the trustees of any of the Trusts, as the case may be, shall be the sole owner and beneficiary of any such insurance. The Participant shall have no interest whatsoever in any such policy or policies, and at the request of the Company shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to whom the Company has applied for insurance.

16.18 LEGAL FEES TO ENFORCE RIGHTS AFTER CHANGE IN CONTROL. The Company is aware that upon the occurrence of a Change in Control, the Board or the board of directors of a Participant's Employer (which might then be composed of new members) or a shareholder of the Company or the Participant's Employer, or of any successor corporation might then cause or attempt to cause the Company, the Participant's Employer or such successor to refuse to comply with its obligations under the Plan and might cause or attempt to cause the Company or the Participant's Employer to institute, or may institute, litigation seeking to deny Participants the benefits intended under the Plan. In these circumstances, the purpose of the Plan could be frustrated. Accordingly, if, following a Change in Control, it should appear to any Participant that the Company, the Participant's Employer or any successor corporation has failed to comply with any of its obligations under the Plan or any agreement thereunder or, if the Company, such Employer or any other person takes any action to declare the Plan void or unenforceable or institutes any litigation or other legal action designed to deny, diminish or to recover from any Participant the benefits intended to be provided, then the Company irrevocably authorizes such Participant to retain counsel of his or her choice at the expense of the Company to represent such Participant in connection with the initiation or defense of any litigation or other legal action, whether by or against the Company, the Participant's Employer or any director, officer, shareholder or other person affiliated with the Company, the Participant's Employer or any successor thereto in any jurisdiction.



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


         IN WITNESS WHEREOF, the Company has signed this Amended and Restated Plan document effective as of October 1, 1998.


                                     Best Buy Co., Inc., a Minnesota corporation





                                     By: /s/ Richard M. Schulze
                                        -----------------------------
                                         Richard M. Schulze
                                         Chief Executive Officer



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